Exhibit 8(III)
SHAREHOLDER SERVICES AGREEMENT
     This Agreement is made as of December 28, 2007, by and between BlackRock Distributors, Inc. (the “Distributor”), a Delaware corporation, and ML Life Insurance Company of New York (the “Company”), a New York life insurance company.
     WHEREAS, FAM Distributors, Inc. and the Company heretofore entered into a Participation Agreement dated as of October 11, 2002 (as amended from time to time, the “Participation Agreement”) with respect to the purchase of one or more registered investment companies (each a “Fund”), each of which is listed in such Participation Agreement, by certain separate accounts of the Company (“Accounts”); and
     WHEREAS, pursuant to that Instrument of Accession and Amendment No. 2 to Participant Agreement dated October 13, 2006, the Distributor and FAM Distributors, Inc. have agreed to act as co-underwriters in accordance with the terms of the Participation Agreement to each of the Funds except BlackRock Government Income Portfolio, a series of BlackRock Funds (“Government Income”); and
     WHEREAS, pursuant to that Instrument of Accession and Amendment No. 2 to Participant Agreement dated October 13, 2006, the Distributor has agreed to act as sole underwriter in accordance with the terms of the Participation Agreement to Government Income; and
     WHEREAS, FAM Distributors, Inc. and the Distributor act as co-distributors of the Funds except Government Income and the Distributor acts as sole distributor of Government Income; and
     WHEREAS, the Company desires to provide certain shareholder services to owners (“Contract Owners”) of variable life insurance policies or variable annuity contracts (“Contracts”) in connection with their allocation of contract values to the Funds and the Distributor desires Company to provide such services, subject to the conditions of this Agreement:
     NOW, THEREFORE, in consideration of mutual covenants contained in this Agreement, the Distributor and the Company agree as follows:
1. Services of the Company.
     (a) The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the shares of beneficial interest (“Shares”) of a Fund: delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials to prospective and existing Contract Owners; providing educational materials regarding Fund Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Funds; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Fund Shares; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner recordkeeping and similar administrative services;
     (b) The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Contract Owners;

     (c) The Company will furnish to the Distributor, the Funds, or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Directors/Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.
2. Maintenance of Records. The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of the Distributor or a Fund, the Company shall provide the Distributor, the Fund, or the representative of either, copies of all such records.
3. Fees. In consideration of the Company’s performance of the services described in this Agreement, Distributor shall pay to the Company a monthly fee (“Servicing Fee”) calculated as follows: the average aggregate amount invested each calendar month by the Company in the Shares of each Fund that are attributable to the Contracts is multiplied by a pro rata fee factor. The pro rata fee factor for a Fund is calculated by: (a) dividing the per annum factor set forth on Exhibit A for the Shares of such Fund by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month. The average aggregate amount invested in a Fund over a one-month period shall be computed by totaling the aggregate investment (net asset value of the Shares multiplied by total number of Shares of such Fund held by the Company) on each business day during the month and dividing by the total number of business days during such month. The Company agrees to waive the payment of any fees unless and until the Distributor has received such fees from the applicable Fund or its Designee.
     The Distributor will make such payment to the Company, upon receipt of invoice from the Company, within thirty (30) days thereafter.
     Payment of fees under this Agreement shall be made to the Company in accordance with Company procedures. Company may amend such procedures and in the event of such amendment will provide sufficient notice to the paying entity.
4. Representations, Warranties and Agreements. The Company represents, warrants, and covenants that if required by applicable law, the Company will disclose to each Contract Owner the existence of the Servicing Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law.
     The Distributor represents and warrants that it is a broker-dealer registered under the Securities Exchange Act of 1934.
5. Termination.
     (a) This Agreement may be terminated in its entirety or with respect to one or more specified Fund(s) upon mutual agreement of the parties hereto in writing;
     (b) Either party to this Agreement may, upon at least thirty (30) days’ advance notice to the other party, elect to terminate this Agreement in its entirety or with respect to one or more specified Fund(s).
     (c) Either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

6. Miscellaneous.
     (a) No modification of any provision of this Agreement will be binding unless in writing and executed by each party hereto. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.
     (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.
     (c) This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, exclusive of conflicts of law provisions.
     (d) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Distributor and the Company have caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

BLACKROCK DISTRIBUTORS, INC.
By:	/s/ Bruno DiStefano
	Name:	Bruno DiStefano
	Title:	VP

ML LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ Lonny J Olejniczak
	Name:	Lonny J Olejniczak
	Title:	President

EXHIBIT A to the Shareholders Services Agreement

Name of Fund	Per Annum Fee Factor**

Investor A Shares of the following Funds:

BlackRock Basic Value Fund, Inc.	0.25%
BlackRockBond Fund of BlackRock Bond Fund, Inc.	0.25%
BlackRock Fundamental Growth Fund, Inc.	0.25%
BlackRock Global Allocation Fund, Inc.	0.25%
BlackRock Global SmallCap Fund, Inc.	0.25%
BlackRock Government Income Portfolio of BlackRock Funds*	0.25%
BlackRock High Income Fund of BlackRock Bond Fund, Inc.	0.25%
BlackRock International Index Fund of BlackRock Index Funds, Inc.	0.25%
BlackRock International Value Fund of BlackRock Funds II	0.25%
BlackRock Large Cap Core Fund of BlackRock Large Cap Series Funds, Inc.	0.25%
BlackRock Large Cap Growth Fund of BlackRock Large Cap Series Funds, Inc.	0.25%
BlackRock Large Cap Value Fund of BlackRock Large Cap Series Funds, Inc.	0.25%
BlackRock S&P 500 Index Fund of BlackRock Index Funds, Inc.	0.25%
BlackRock Short-Term Bond Fund of BlackRock Short-Term Bond Series, Inc.	0.25%
BlackRock Small Cap Index Fund of BlackRock Index Funds, Inc.	0.25%
BlackRock Value Opportunities Fund, Inc.	0.25%
Merrill Lynch Ready Assets Trust	0.125%

*	BlackRock Distributors, Inc. is the sole underwriter for this Fund

**	Shall not exceed 0.25%

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